                                Prospectus Supplement filed under Rule 424(b)(3)

                                                      Registration No. 333-76582

                  Prospectus Supplement No. 1 dated May 9, 2005

                     (To Prospectus dated January 11, 2002)

                        AMERICAN TECHNICAL CERAMICS CORP.

                UP TO 1,200,000 SHARES OF COMMON STOCK UNDER THE
                        AMERICAN TECHNICAL CERAMICS CORP.
                            2000 INCENTIVE STOCK PLAN

This Prospectus Supplement No. 1 to the Prospectus dated January 11, 2002 relates to up to 1,200,000 shares of our Common Stock that may be disposed of from time to time by the Selling Security Holders.

This Prospectus Supplement should be read in conjunction with the Prospectus dated January 11, 2002. This Prospectus Supplement adds to and updates the information contained in the Prospectus dated January 11, 2002.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

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                            SELLING SECURITY HOLDERS

     The Selling Security Holders are hereby offering shares which have been or may hereafter be acquired by them upon the award of restricted stock or the exercise of options granted pursuant to the 2000 Incentive Stock Plan. The names of additional Selling Security Holders and the number of shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus. Other persons who acquire shares from the Selling
Security Holders may also be identified as Selling Security Holders by means of an addendum or supplement to this prospectus.

O. Julian Garrard III is a director.

Chester E. Spence is a director.

Stuart P. Litt is a director.

Thomas J. Volpe is a director.

Dov S. Bacharach is a director.

Kathleen M. Kelly is our Vice President, Administration.

Richard Monsorno is our Senior Vice President, Technology.

David Ott is our Senior Vice President, New York Operations.

Andrew Perz is our Vice President, Controller.

Harrison Tarver is our Vice President, Quality Assurance.

Judah Wolf is our Senior Vice President, Thin Film Products.

     The following table lists the Selling Security Holders and other information regarding the beneficial ownership of Common Stock by each of the
Selling Security Holders as of May 6, 2005.

                                 NUMBER OF                                                    PERCENTAGE OF
                                   SHARES                             NUMBER OF SHARES         CLASS TO BE
                                BENEFICIALLY        NUMBER OF        TO BE BENEFICIALLY        BENEFICIALLY
                               OWNED PRIOR TO      SHARES BEING          OWNED AFTER           OWNED AFTER
             NAME               OFFERING (1)       OFFERED (2)          OFFERING (3)             OFFERING

O. Julian Garrard III             7,750 (4)           15,000                 4,000                  *

Chester E. Spence                20,750 (5)           15,000                17,000                  *

                                 NUMBER OF                                                    PERCENTAGE OF
                                   SHARES                             NUMBER OF SHARES         CLASS TO BE
                                BENEFICIALLY        NUMBER OF        TO BE BENEFICIALLY        BENEFICIALLY
                               OWNED PRIOR TO      SHARES BEING          OWNED AFTER           OWNED AFTER
             NAME               OFFERING (1)       OFFERED (2)          OFFERING (3)             OFFERING

Stuart P. Litt                   28,850 (6)           11,000                25,100                  *

Thomas J. Volpe                   8,250 (7)           15,000                 4,500                  *

Dov S. Bacharach                  6,750 (8)           15,000                 3,000                  *

Kathleen M. Kelly                    66,174           45,000                21,174                  *

Richard Monsorno                180,160 (9)          105,000                75,160                  *

David Ott                       53,200 (10)           36,700                16,500                  *

Andrew Perz                     40,000 (11)           45,000                 5,000                  *

Harrison Tarver                 47,500 (12)           45,000                12,500                  *

Judah Wolf                     122,000 (13)           85,000                37,000                  *

* Less than 1% of the outstanding Common Stock.

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(1)      Includes all shares of Common Stock owned by the Selling Security
         Holder and shares of Common Stock which the Selling Security Holder has the right to acquire, through the exercise of options, including those granted pursuant to the 2000 Incentive Stock Plan, within 60 days after the date hereof.
(2)      Includes certain shares of Common Stock acquired by the Selling
         Security Holder pursuant to the award of restricted stock or the exercise of options granted pursuant to the 2000 Incentive Stock Plan and all shares of Common Stock which the Selling Security Holder has the right to acquire, through the exercise of options granted pursuant to the 2000 Incentive Stock Plan, whether or not such

         right has yet become exercisable or will become exercisable within 60 days after the date hereof.
(3)      Includes shares of Common Stock owned by the Selling Security Holder and Shares of Common Stock which the Selling Security Holder has the right to acquire, through the exercise of options other than those granted pursuant to the 2000 Incentive Stock Plan, within 60 days after the date hereof. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling
         Security Holders will offer for sale or sell any or all of the Common
         Stock offered by them pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Security
         Holder.
(4)      Includes 3,750 shares which Mr. Garrard may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(5)      Includes 17,000 shares jointly owned with Mr. Spence's wife and 3,750 shares which Mr. Spence may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(6)      Includes 3,750 shares which Mr. Litt may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(7)      Includes 2,500 shares owned by Mr. Volpe's wife and 3,750 shares which
         Mr. Volpe may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(8)      Includes 3,750 shares which Mr. Bacharach may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(9)      Includes 1,800 shares held in trust by Mr. Monsorno for the benefit of his children and 45,000 shares which Mr. Monsorno may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(10)     Includes 49,200 shares which Mr. Ott may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(11)     Includes 34,000 shares which Mr. Perz may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(12)     Includes 39,000 shares which Mr. Tarver may acquire pursuant to options which are presently exercisable or which vest within 60 days.
(13)     Includes 22,000 shares which Mr. Wolf may acquire pursuant to options which are presently exercisable or which vest within 60 days.